Dear Royce Focus Trust Shareholder:


For the past year, we have been looking for the right corporate partner, one that would allow us to manage The Royce Funds in the years ahead with the same approach that shareholders have known for the past almost 30 years.

We are pleased to announce that we have found that partner in Legg Mason, Inc., a public company listed on the New York Stock Exchange (Symbol LM). Legg Mason has agreed to purchase the business of Royce & Associates, Inc. ("R&A"), the Investment Adviser to The Royce Funds. R&A will become a wholly owned subsidiary of Legg Mason and is expected to retain day-to-day operating autonomy.

Legg Mason, Inc., headquartered in Baltimore, is a holding company that provides asset management, securities brokerage, investment banking and related financial services through its subsidiaries. As of June 30, 2001, Legg Mason's asset management subsidiaries had aggregate assets under management of $145.6 billion, including approximately $29.5 billion in proprietary mutual funds.

Our partnership with Legg Mason offers important benefits for all shareholders of The Royce Funds:

o We expect to retain full autonomy over our investment process and to manage our portfolios in the same small-cap value style that you have come to appreciate.

o Whitney George, Buzz Zaino, Charlie Dreifus and I will continue as Senior Portfolio Managers of R&A, and there is great incentive for us to provide high-quality investment management services to our client accounts.

o The current Fund classes will retain their same management fee structure upon completion of the transaction; no additional levels of expenses will be added to the current Fund classes as a result of the transaction.

As a result of the transaction, The Royce Funds must obtain approval by the Funds' shareholders of new investment advisory agreements. Enclosed is a Proxy statement giving further details and asking for your approval. We hope that you will read it carefully and vote promptly.

Please call Investor Services at 1-800-221-4268 with any questions.

As always, thank you for your continued support of our work. We look forward to serving you for many years to come.

Sincerely,


Charles M. Royce




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                             IMPORTANT INFORMATION


For Royce Focus Trust Shareholders

Enclosed is a Proxy Statement for an up-coming shareholder meeting. While we encourage you to carefully read the full text of the enclosed Proxy Statement, here is a brief overview of matters to be voted on:

Q&A

Q     What am I being asked to vote "FOR" on this proxy?

A     This proxy has two proposals:

1. Approval of a new investment advisory agreement between the Fund and Royce & Associates, Inc. ("R&A"), on substantially similar terms as the current investment advisory agreement, but with R&A operating as a wholly-owned subsidiary of Legg Mason, Inc. (NYSE:LM);

2.    Election of Directors of the Fund.


Q     Why are we being asked to vote on a new investment advisory agreement?

A     R&A has agreed to be acquired by Legg Mason. That transaction will terminate the current investment advisory agreement between the Fund and R&A. The transaction cannot be completed unless a number of conditions are met. One condition is that the shareholders of all but our smallest funds must approve the proposed new investment advisory agreements. As a result, you are being asked to vote on the new investment advisory agreement with R&A, operating under its new ownership.


Q     Why are you selling the firm?

A     We wanted to ensure that R&A would be in a position to continue to provide well into the future the same level of Fund investment management as it has for the past almost 30 years.


Q     Will this change the advisory fees on my fund?

A     No. The new investment advisory agreement provides for advisory fees payable to R&A at the same rates contained in the current advisory agreement.

Q     Will the portfolio management team change as a result of the transaction?

A     No. The current portfolio management team is expected to remain in place upon completion of the transaction, and Chuck Royce, Whitney George and Buzz Zaino have each signed a five-year employment agreement.


Q     How does the Board of Directors recommend shareholders vote on these proposals?

A     The Board of Directors has unanimously recommended that
shareholders vote "FOR" each of the proposals. The Board believes that R&A's proposed acquisition by Legg Mason is in the best interests of the Fund and its shareholders.


Q     How can I vote my proxy?

A     For your convenience, there are several ways you can vote:

o   By mail:  vote, sign and return the enclosed proxy card
o   By telephone:  877-779-8683
o   By internet: www.eproxyvote.com/fund (for Common Stock)
                 www.eproxyvote.com/rgl.pr (for 7.45% Cumulative Preferred
                 Stock)
o In person: September 14, 2001, 11:00 a.m., 1414 Avenue of the Americas, New York, NY 10019


See your proxy card for specific instructions on how to vote via telephone, facsimile or the internet.

It is important that you vote your proxy promptly.